EXHIBIT INDEX

1.2 Resolution of the Board of Directors of American Centurion Life Assurance Company establishing 292 subaccounts dated February 5, 2003.

4.3  Form of Non-qualified Variable Annuity contract (form 272250).

4.4  Form of IRA contract (form 272251).

4.5  Form of SEP-IRA contract (form 272252).

4.6  Form of TSA-401 contract (form 272253).

4.7  Form of Maximum Anniversary Value Death Benefit rider (form 272255).

4.8  Form of Guaranteed  Minimum  Income Benefit  rider-MAV  (form 272256).

4.9  Form of  Guaranteed  Minimum  Income  Benefit  rider-6% Rising  Floor (form
     272257).

4.10 Form of Performance Credit rider (form 272258).

5.2  Form of Variable Annuity Application (form 272254).

9. Opinion of counsel and consent to its use as to the legality of the securities being registered.

10.  Consent of Independent Auditors.